NEWS RELEASE
DATE: October 31, 2006
FOR IMMEDIATE RELEASE:
CanWest Petroleum announces highlights of annual meeting
Calgary, Alberta — CanWest Petroleum Corporation (Amex: BQI) announces the results of business conducted at its annual meeting which was held Monday, October 30, 2006, in Calgary.
Shareholders approved the proposal of the Board of Directors to change the name of the Company to Oilsands Quest Inc. The company expects to begin trading under the new name Wednesday, November 1, 2006. At the same time, the name of its main operating subsidiary will be changed to Oilsands Quest Sask Inc.
The following were re-elected to the Board of Directors: T. Murray Wilson, Christopher H. Hopkins, Thomas Milne, Ronald Phillips, Gordon Tallman and W. Scott Thompson. Shareholder approval was given to amend the Articles of Incorporation and Bylaws to provide for staggered terms for the company’s Board of Directors.
Shareholders also approved the following proposals: the proposal to increase the number of authorized shares of Common Stock from 250,000,000 shares to 500,000,000 shares; the proposal to approve the Company’s 2006 Stock Option Plan, as amended; and the proposal to approve the Shareholders’ Rights Agreement previously adopted by the Board on March 9, 2006. Shareholders did not approve the proposal to amend the company’s Articles of Incorporation and Bylaws to require an affirmative vote of 66-2/3% of votes entitled to be cast for certain merger, acquisition, sale or change in control transactions.
A public company, CanWest Petroleum Corporation (Amex: BQI) is engaged in a variety of projects in the oil and gas industry in Western Canada with an emphasis on oil sands and oil shale exploration.
Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties, including but not limited to economic, competitive, governmental and technological factors affecting the companies’ operations, markets, products and prices, and including other factors discussed in CanWest Petroleum Corporation’s various filings with the Securities and Exchange Commission.
For more information:

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